Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE

THURSDAY, DECEMBER 8, 2011

STRATEGIC HOTELS & RESORTS, INC. ANNOUNCES EXTENSION AND RESULTS TO

DATE OF OFFERS TO PURCHASE PREFERRED SHARES

CHICAGO—December 8, 2011—Strategic Hotels & Resorts, Inc. (the “Company”) (NYSE: BEE) today announced the extension of its offer to purchase up to 4,716,981 shares in the aggregate (the “Maximum Number of Shares”) of its issued and outstanding: (i) 8.25% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series C Shares”), at a purchase price of $26.50 per share, (ii) 8.25% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series B Shares”), at a purchase price of $26.50 per share and (iii) 8.50% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series A Shares” and together with the Series C Shares and the Series B Shares, the “Preferred Shares”), at a purchase price of $26.70 per share, in each case, net to the seller in cash, less any applicable withholding taxes and without interest or accrued and unpaid dividends (collectively, the “Offers”).

The Offers, which were set to expire on December 7, 2011 at 5:00 p.m., New York City time, have now been extended and will expire at 5:00 p.m., New York City time, on Monday, December 12, 2011, unless further extended or earlier terminated. As of the close of business on December 7, 2011, approximately 1,659,255 Series C Shares, 943,555 Series B Shares (including 100 Series B Shares that were tendered through notice of guaranteed delivery) and 271,705 Series A Shares (including 666 Series A Shares that were tendered through notice of guaranteed delivery), or a total of 2,874,515 Preferred Shares, had been tendered. The Offers are conditioned on, among other things, at least 3,773,585 Preferred Shares being validly tendered and not properly withdrawn (the “Minimum Tender Condition”). The Minimum Tender Condition has not been satisfied. Except for this extension, the Offers remain subject to all other terms and conditions set forth in the Offer to Purchase dated November 7, 2011 (the “Offer to Purchase”).

The Company does not plan to further extend the Offers. Under the terms of the Offers, in the event that the conditions to the Offers, including the Minimum Tender Condition, are not satisfied, the Offers will be terminated and the Company’s contingent dividend declaration for the Preferred Shares will no longer be valid. As disclosed in the Offer to Purchase, holders of Preferred Shares may tender a portion or all of the Preferred Shares they hold.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The Company currently has ownership interests in 17 properties with an aggregate of 7,762 rooms.

Except for historical information, the matters discussed in this press release are forward-looking statements, including the statement regarding the Company’s plan not to further extend the Offers subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: the effects of the recent global economic recession upon business and leisure travel and the hotel markets in which we invest; our liquidity and refinancing demands; our ability to obtain or refinance maturing debt; our ability to maintain compliance with covenants contained in our debt facilities; our failure to meet the requirements of the Maryland General Corporation Law with respect to the payment of the Unpaid Dividends on the June 29, 2012 Unpaid Dividends payment date; our ability to dispose of properties in a manner consistent with our investment strategy and liquidity needs; stagnation or further deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where our hotels operate and in which we invest, including luxury and upper upscale product; general volatility of the capital markets and the market price of our shares of common stock; availability of capital; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Mexico, Germany, England or other countries where we invest; difficulties in identifying properties to acquire and completing acquisitions; our failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks, including the H1N1 virus outbreak; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; our failure to maintain our status as a REIT; changes in the competitive environment in our industry and the markets where we invest; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITS; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.